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                          NEWGEN RESULTS CORPORATION
                          1998 EQUITY INCENTIVE PLAN

                            STOCK OPTION AGREEMENT

                  (INCENTIVE AND NONSTATUTORY STOCK OPTIONS)

     Pursuant to the Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Newgen Results Corporation (the "Company") has granted you an option under its 1998 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1. VESTING. Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares subject to your option and your exercise price per share referenced in the Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

     3. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in the Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of this option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

          (a) a partial exercise of your option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

          (b) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

          (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

          (d) if your option is an incentive stock option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which your option plus all other incentive stock options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the options or portions thereof that exceed


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such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.

     4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner PERMITTED BY THE GRANT NOTICE, which may include one or more of the following:

          (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings (generally six months) or were not acquired, directly or indirectly from the Company, owned free and clear of any liens, claims, encumbrances or security interests, and valued at its Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time your option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

     5.   WHOLE SHARES.  Your option may only be exercised for whole shares.

     6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

     7. TERM. The term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

          (a) Thirty (30) days after the termination of your Continuous Service for any reason, provided that if during any part of such thirty-day period the option is not exercisable solely because of the condition set forth in paragraph 6, the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of your Continuous Service;


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          (b)  twelve (12) months after the termination of your Continuous
Service due to Disability;

          (c) eighteen (18) months after your death if you die either during your Continuous Service or within thirty (30) days after your Continuous Service terminates;

          (d)  the Expiration Date indicated in the Grant Notice; or

          (e)  the tenth (10th) anniversary of the Date of Grant.

     If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an Affiliate as a Consultant or Director or if you exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

     8.   EXERCISE.

          (a) You may exercise the vested portion of your option (and the unvested portion of your option if the Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise, or (3) the disposition of shares acquired upon such exercise.

          (c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two
(2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

     9. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.


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     10.  OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     11.  WITHHOLDING OBLIGATIONS.

          (a) At the time your option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

          (c) Your option is not exercisable unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

     12. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     13. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all


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interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.


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